Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mobility Electronics, Inc.:

     We consent to the use of our report dated February 4, 2004, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

KPMG LLP

Phoenix, Arizona
June 4, 2004